Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2020 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--February 24, 2021--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months and year ended December 31, 2020.

Fourth Quarter and Full Year 2020 Financial Results

Total revenue for the fourth quarter of 2020 decreased 9% to $399.0 million from $440.0 million for the fourth quarter of 2019. The $41.1 million decrease in the quarter includes a $16.8 million negative impact from lower average fuel prices and foreign exchange rates.

Net income attributable to shareholders on a GAAP basis for the fourth quarter decreased by $288.6 million to a net loss of $(234.2) million, or $(5.30) per diluted share, due primarily to two nonrecurring charges, compared to net income of $54.4 million, or $1.24 per diluted share for the same period a year ago. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $64.8 million for the fourth quarter of 2020, or $1.45 per diluted share, down 45% from $114.7 million, or $2.61 per diluted share, for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

For the full year 2020, revenue decreased 10% to $1.56 billion from $1.72 billion in 2019. Net income attributable to shareholders on a GAAP basis was a net loss of $5.56 per diluted share in 2020 compared to income of $2.26 per diluted share in 2019. On a non-GAAP basis, adjusted net income per diluted share decreased 34% to $6.06 from $9.20 in 2019.

“This year proved to be a year like no other as the world faced a number of challenges. Nevertheless, WEX remained resilient as we continued to advance our strategic objectives. The fourth quarter played out better than expected and we began to see some encouraging trends as customer demand slowly returned despite renewed lockdowns across many parts of the world. Our over-the road, corporate payments and U.S. health businesses remained bright spots, each posting another quarter of top-line growth,” said Melissa Smith, WEX’s Chair and Chief Executive Officer. “We also closed the eNett and Optal transactions at the end of 2020, which increases our flexibility and opportunities going forward. While the travel market will be volatile in the short term, it remains an area of long term opportunity for WEX.”

Ms. Smith continued, “Our solid execution in 2020 underpins the strength and diversification of WEX’s business model. We continued to innovate and advance our products, reflected by the significant number of contract signings and renewals, as well as the achievement of running approximately two thirds of our volume in the cloud. Advancements like this, combined with our customer-centric focus, will continue to differentiate WEX in the marketplace going forward. While the pace of recovery will vary, the anticipated return of volumes from existing customers coupled with new customer additions positions us well to succeed post-pandemic. These factors, bolstered by our continued strategic investments, give me confidence that our next chapter of growth will be our best.”

Fourth Quarter 2020 Performance Metrics

  Average number of vehicles serviced was 15.8 million, an increase of 6% from the fourth quarter of 2019.
  Total fuel transactions processed decreased 5% from the fourth quarter of 2019 to 147.7 million.
  Payment processing transactions decreased 7% to 118.3 million.
  U.S. retail fuel price decreased to $2.26 per gallon from $2.80 per gallon in the fourth quarter of 2019.
  Travel and Corporate Solutions' purchase volume decreased 48% to $5.0 billion from $9.6 billion for the fourth quarter of 2019.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 8% to 14.5 million from 13.4 million for the fourth quarter of 2019.

“While fourth quarter and full year results continued to be impacted by the pandemic, we were encouraged by continued sequential improvement across much of the business. As in prior quarters, we successfully executed against our strategic pillars, drove efficiencies, invested in high-growth areas, maintained high retention rates, and signed new business across all segments,” said Roberto Simon, WEX’s Chief Financial Officer. “We are proud of the resilience WEX demonstrated in 2020, and believe we are well positioned to capture future growth as the economy continues to improve.”

Cost Actions and Liquidity Update

In response to COVID-19 uncertainty, the Company implemented a number of actions to reduce capital and operating expenditures, adjust cost structure and preserve financial flexibility and a strong liquidity position. The total operating expense savings resulting from these actions were in excess of $65 million for the year, compared to our original guidance. The Company believes WEX’s balance sheet and liquidity position remain strong. Year end leverage was 3.7x compared to 3.5x for last year.

Financial Guidance

On May 7, 2020, the Company withdrew all previously-issued full fiscal year 2020 financial guidance due to COVID-19. Given the continued uncertainty related to COVID-19, the Company is not providing any further financial guidance at this time. WEX continues to carefully monitor the pandemic and the impact on its business; however, given the uncertainty regarding the pandemic's spread, duration, and impact, the Company is currently unable to predict the precise extent to which the COVID-19 pandemic will impact its future operations and financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 1, reconciliations of non-GAAP measures referenced in this news release, in Exhibit 2, a table illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and twelve months ended December 31, 2020 and 2019, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended December 31, 2020 and four preceding quarters. The Company is also providing segment revenue for the three and twelve months ended December 31, 2020 and 2019 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 24, 2021, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed, along with the accompanying slides, at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing 833-714-0940 or 778-560-2809. The Conference ID number is 1981477 and the passcode is 17620339. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through more than 5,200 associates around the world. WEX fleet cards offer 15.8 million vehicles exceptional payment security and control; purchase volume in travel and corporate solutions was $20.9 billion in 2020; and the WEX Health financial technology platform helps 408,000 employers and 33.1 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: assumptions underlying the Company's future financial performance, future operations; future growth opportunities and expectations; expectations for future revenue performance, future impacts from areas of investment, expectations for the macro environment; and, expectations for volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto impact our business, results of operations and financial condition in excess of current expectations; the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices, including the impact of any continued reductions in fuel price and the resulting impact on our revenues and net income; changes or limitations on interchange fees; failure to comply with the applicable requirements of MasterCard or Visa contracts and rules; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company’s acquisitions or the ability to realize anticipated synergies and cost savings from such transactions; unexpected costs, charges or expenses resulting from an acquisition, specifically including the recent eNett and Optal acquisitions; the Company’s failure to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company’s credit standards; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company’s information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; legal, regulatory, political and economic uncertainty surrounding the United Kingdom’s departure from the European Union and the resulting trade agreement; the impact of the future transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s presently outstanding notes on its operations; the impact of increased leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of our outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to our stockholders caused by the issuance of additional shares of common stock or equity-linked securities, as result of our convertible notes or otherwise; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our annual report for the year ended December 31, 2019, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2020 and Item 1A of our quarterly reports for the quarters ended June 30, 2020 and September 30, 2020, filed on Forms 10-Q with the Securities and Exchange Commission on August 5, 2020 and November 9, 2020, respectively. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenues
Payment processing revenue	$176,316	$199,212	$698,891	$825,592
Account servicing revenue	113,720	110,369	449,456	413,552
Finance fee revenue	53,578	71,651	198,523	247,318
Other revenue	55,376	58,813	212,999	237,229
Total revenues	398,990	440,045	1,559,869	1,723,691
Cost of services
Processing costs	111,889	111,543	419,041	400,439
Service fees	12,954	13,679	47,289	57,027
Provision for credit losses	11,592	18,194	78,443	65,664
Operating interest	3,659	10,150	23,810	41,915
Depreciation and amortization	28,477	26,519	104,592	94,725
Total cost of services	168,571	180,085	673,175	659,770
General and administrative	94,677	69,732	292,109	275,807
Sales and marketing	78,566	49,230	266,684	259,869
Depreciation and amortization	38,427	37,140	157,334	142,404
Legal settlement	162,500	—	162,500	—
Impairment charges	53,378	—	53,378	—
Loss on sale of subsidiary	—	—	46,362	—
Operating (loss) income	(197,129)	103,858	(91,673)	385,841
Financing interest expense	(55,267)	(33,378)	(157,080)	(134,677)
Net foreign currency gain (loss)	6,190	12,822	(25,783)	(926)
Net unrealized gains (losses) on financial instruments	5,079	4,424	(27,036)	(34,654)
Non-cash adjustments related to tax receivable agreement	491	932	491	932
(Loss) income before income taxes	(240,636)	88,658	(301,081)	216,516
Income tax (benefit) provision	(16,745)	23,871	(20,597)	61,223
Net (loss) income	(223,891)	64,787	(280,484)	155,293
Less: Net income (loss) from non-controlling interests	184	(797)	3,466	(1,030)
Net (loss) income attributable to WEX Inc.	(224,075)	65,584	(283,950)	156,323
Change in value of redeemable non-controlling interest	(10,125)	(11,138)	40,312	(57,317)
Net (loss) income attributable to shareholders	$(234,200)	$54,446	$(243,638)	$99,006

Net (loss) income attributable to shareholders per share:
Basic	$(5.30)	$1.26	$(5.56)	$2.29
Diluted	$(5.30)	$1.24	$(5.56)	$2.26
Weighted average common shares outstanding:
Basic	44,210	43,367	43,842	43,316
Diluted	44,210	43,931	43,842	43,769

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,
	2020	2019
Assets
Cash and cash equivalents	$852,033	$810,932
Restricted cash	477,620	170,449
Accounts receivable	1,993,329	2,661,108
Securitized accounts receivable, restricted	93,236	112,192
Prepaid expenses and other current assets	86,629	87,694
Total current assets	3,502,847	3,842,375
Property, equipment and capitalized software	188,340	212,475
Goodwill and other intangible assets	4,240,150	4,016,251
Investment securities	37,273	30,460
Deferred income taxes, net	17,524	12,833
Other assets	197,227	184,024
Total assets	$8,183,361	$8,298,418
Liabilities and Stockholders’ Equity
Accounts payable	$778,207	$969,816
Accrued expenses	362,472	315,642
Restricted cash payable	477,620	170,449
Short-term deposits	911,395	1,310,813
Short-term debt, net	152,730	248,531
Other current liabilities	58,429	34,692
Total current liabilities	2,740,853	3,049,943
Long-term debt, net	2,874,113	2,686,513
Long-term deposits	148,591	143,399
Deferred income taxes, net	220,122	218,740
Other liabilities	164,546	106,422
Total liabilities	6,148,225	6,205,017
Commitments and contingencies
Redeemable non-controlling interest	117,219	156,879
Stockholders’ Equity
Total WEX Inc. stockholders' equity	1,904,895	1,926,947
Non-controlling interest	13,022	9,575
Total stockholders’ equity	1,917,917	1,936,522
Total liabilities and stockholders’ equity	$8,183,361	$8,298,418

Exhibit 1
Reconciliation of Non - GAAP Measures
Reconciliation of GAAP Net (Loss) Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders
(in thousands, except per share data)
(unaudited)
	Three Months Ended December 31,
	2020		2019
		per diluted share		per diluted share
Net (loss) income attributable to shareholders	$(234,200)	$(5.30)	$54,446	$1.24
Unrealized (gains) losses on financial instruments	(5,079)	(0.11)	(4,424)	(0.10)
Net foreign currency (gain) loss	(6,190)	(0.14)	(12,822)	(0.29)
Acquisition-related intangible amortization	43,297	0.98	42,929	0.98
Other acquisition and divestiture related items	21,782	0.49	12,971	0.30
Legal settlement	162,500	3.68	—	—
Stock-based compensation	20,782	0.47	12,555	0.29
Restructuring and other costs	5,575	0.13	12,192	0.28
Impairment charge	53,378	1.21	—	—
Debt restructuring and debt issuance cost amortization	30,074	0.68	2,804	0.06
Non-cash adjustments related to tax receivable agreement	(491)	(0.01)	(932)	(0.02)
ANI adjustments attributable to non-controlling interest	9,191	0.21	9,161	0.21
Tax related items	(35,788)	(0.81)	(14,158)	(0.32)
Dilutive impact of stock awards[1]	—	(0.03)	—	—
Adjusted net income attributable to shareholders	$64,831	$1.45	$114,722	$2.61
	Year Ended December 31,
	2020		2019
		per diluted share		per diluted share
Net (loss) income attributable to shareholders	$(243,638)	$(5.56)	$99,006	$2.26
Unrealized losses (gains) on financial instruments	27,036	0.62	34,654	0.79
Net foreign currency loss	25,783	0.59	926	0.02
Acquisition-related intangible amortization	171,144	3.90	159,431	3.64
Other acquisition and divestiture related items	57,787	1.32	37,675	0.86
Legal settlement	162,500	3.71	—	—
Stock-based compensation	65,841	1.50	47,511	1.09
Restructuring and other costs	13,555	0.31	25,106	0.57
Loss on sale of subsidiary	46,362	1.06	—	—
Impairment charge	53,378	1.22	—	—
Debt restructuring and debt issuance cost amortization	40,063	0.91	21,004	0.48
Non-cash adjustments related to tax receivable agreement	(491)	(0.01)	(932)	(0.02)
ANI adjustments attributable to non-controlling interests	(42,910)	(0.98)	53,035	1.21
Tax related items	(108,086)	(2.47)	(74,743)	(1.71)
Dilutive impact of stock awards[1]	—	(0.06)	—	—
Adjusted net income attributable to shareholders	$268,324	$6.06	$402,673	$9.20

1 As the Company reported net losses for the fourth quarter of 2020 and year ended December 31, 2020, the diluted weighted average shares outstanding equal the basic weighted average shares outstanding for those periods under U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the fourth quarter of 2020 and the year ended December 31, 2020. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income
(in thousands)
(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating income	$(197,129)	$103,858	$(91,673)	$385,841
Unallocated corporate expenses	17,625	15,847	62,938	67,982
Acquisition-related intangible amortization	43,297	42,929	171,144	159,431
Other acquisition and divestiture related items	26,680	12,971	57,787	37,675
Legal settlement	162,500	—	162,500	—
Loss on sale of subsidiary	—	—	46,362	—
Stock-based compensation	20,782	12,555	65,841	47,511
Restructuring and other costs	5,575	12,192	13,555	25,106
Debt restructuring costs	10	422	535	11,062
Impairment charge	53,378	—	53,378	—
Total segment adjusted operating income	$132,718	$200,774	$542,367	$734,608
Unallocated corporate expenses	(17,625)	(15,847)	(62,938)	(67,982)
Adjusted operating income	$115,093	$184,927	$479,429	$666,626

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, legal settlement, stock-based compensation, restructuring and other costs, loss on sale of subsidiary, impairment charges, debt restructuring and debt issuance cost amortization, non-cash adjustments related to the tax receivable agreement, similar adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, legal settlement, loss on sale of subsidiary, stock-based compensation, restructuring and other costs, debt restructuring costs and impairment charges. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Legal settlement represents the consideration paid to the sellers of eNett and Optal in excess of the businesses' fair values. Management has elected to exclude this item as the charge is nonrecurring and does not reflect future operating expenses resulting from this acquisition.
  The loss on sale of subsidiary relates to the divestiture of the Company's former Brazilian subsidiary as of the date of sale, September 30, 2020, and the associated write-off of its assets and liabilities. As previously discussed, gains and losses from divestitures are considered by the Company to be unpredictable and dependent on factors that may be outside of our control. The exclusion of these gains and losses are consistent with the Company's practice of excluding other non-recurring items associated with strategic transactions.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude restructuring and other costs when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes costs related to certain identified initiatives, including technology initiatives, to further streamline the business, improve the Company's efficiency, create synergies, and globalize the Company's operations, all with an objective to improve scale and efficiency and increase profitability going forward. For the twelve months ended December 31, 2020, other costs include certain costs incurred in association with COVID-19, including the cost of providing additional health, welfare and technological support to our employees as they work remotely.
  Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company's continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company's historical operating results and to other companies in its industry.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest and non-cash adjustments related to the tax receivable agreement, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 below shows the impact of certain macro factors on reported Revenue and Net Income:

Exhibit 2
Segment Revenue Results
(in thousands)
(unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended December 31,
	2020	2019	2020	2019	2020	2019	2020	2019
Reported revenue	$235,379	$260,773	$74,690	$95,700	$88,921	$83,572	$398,990	$440,045
FX impact (favorable) / unfavorable	$(2,269)	$—	$151	$—	$—	$—	$(2,118)	$—
PPG impact (favorable) / unfavorable	$18,896	$—	$—	$—	$—	$—	$18,896	$—
	Year ended December 31,
	2020	2019	2020	2019	2020	2019	2020	2019
Reported revenue	$918,310	$1,038,395	$277,840	$367,826	$363,719	$317,470	$1,559,869	$1,723,691
FX impact (favorable) / unfavorable	$(600)	$—	$752	$—	$1,622	$—	$1,774	$—
PPG impact (favorable) / unfavorable	$61,423	$—	$—	$—	$—	$—	$61,423	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2019 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2019 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

Segment Estimated Earnings Impact
(in thousands)
(unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended December 31,
	2020	2019	2020	2019	2020	2019
FX impact (favorable) / unfavorable	$(880)	$—	$326	$—	$—	$—
PPG impact (favorable) / unfavorable	$12,507	$—	$—	$—	$—	$—
	Year ended December 31,
	2020	2019	2020	2019	2020	2019
FX impact (favorable) / unfavorable	$(528)	$—	$(5,538)	$—	$(304)	$—
PPG impact (favorable) / unfavorable	$38,957	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2019 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2019 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

	Exhibit 3 Selected Non-Financial Metrics
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Fleet Solutions:
Payment processing transactions (000s) (1)	118,287	120,900	103,086	121,591	126,666
Payment processing gallons of fuel (000s) (2)	3,265,927	3,247,507	2,830,265	3,123,066	3,218,466
Average US fuel price (US$ / gallon)	$2.26	$2.23	$2.07	$2.57	$2.80
Payment processing $ of fuel (000s) (3)	$7,767,530	$7,609,098	$6,135,265	$8,412,642	$9,417,278
Net payment processing rate (4)	1.27%	1.35%	1.47%	1.35%	1.10%
Payment processing revenue (000s)	$98,954	$102,419	$90,147	$113,323	$103,831
Net late fee rate (5)	0.54%	0.48%	0.57%	0.56%	0.65%
Late fee revenue (000s) (6)	$41,901	$36,232	$35,071	$46,740	$61,587
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$4,968,321	$4,699,737	$3,168,064	$8,041,112	$9,635,211
Net interchange rate (8)	1.26%	1.13%	1.37%	0.87%	0.84%
Payment solutions processing revenue (000s)	$62,376	$53,239	$43,261	$70,268	$80,986
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,074,977	$1,120,786	$1,017,318	$1,592,313	$1,047,939
Average number of SaaS accounts (000s) (10)	14,502	14,599	14,487	14,458	13,391

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(9) Purchase volume represents the total US dollar value of all transactions where interchange is earned by WEX.

(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4
Segment Revenue Information
(in thousands)
(unaudited)
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Fleet Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Payment processing revenue	$98,955	$103,831	$(4,876)	(5)%	$404,843	$457,244	$(52,401)	(11)%
Account servicing revenue	38,571	41,953	(3,382)	(8)%	153,823	164,735	(10,912)	(7)%
Finance fee revenue	53,373	71,015	(17,642)	(25)%	197,307	245,082	(47,775)	(19)%
Other revenue	44,480	43,974	506	1%	162,337	171,334	(8,997)	(5)%
Total revenues	$235,379	$260,773	$(25,394)	(10)%	$918,310	$1,038,395	$(120,085)	(12)%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Travel and Corporate Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Payment processing revenue	$62,376	$80,986	$(18,610)	(23)%	$229,144	$303,385	$(74,241)	(24)%
Account servicing revenue	10,717	11,274	(557)	(5)%	41,927	43,293	(1,366)	(3)%
Finance fee revenue	179	588	(409)	(70)%	1,079	2,086	(1,007)	(48)%
Other revenue	1,418	2,852	(1,434)	(50)%	5,690	19,062	(13,372)	(70)%
Total revenues	$74,690	$95,700	$(21,010)	(22)%	$277,840	$367,826	$(89,986)	(24)%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Health and Employee Benefit Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Payment processing revenue	$14,985	$14,395	$590	4%	$64,904	$64,963	$(59)	—%
Account servicing revenue	64,432	57,142	7,290	13%	253,706	205,524	48,182	23%
Finance fee revenue	26	48	(22)	(46)%	137	150	(13)	(9)%
Other revenue	9,478	11,987	(2,509)	(21)%	44,972	46,833	(1,861)	(4)%
Total revenues	$88,921	$83,572	$5,349	6%	$363,719	$317,470	$46,249	15%

Exhibit 5
Segment Adjusted Operating Income and Adjusted Operating Income Margin Information
(in thousands)
(unaudited)
	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended December 31,		Three Months Ended December 31,
	2020	2019	2020	2019
Fleet Solutions	$99,438	$136,639	42.2%	52.4%
Travel and Corporate Solutions	$15,036	$46,205	20.1%	48.3%
Health and Employee Benefit Solutions	$18,244	$17,930	20.5%	21.5%
Total segment adjusted operating income	$132,718	$200,774	33.3%	45.6%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Year Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Fleet Solutions	$383,502	$485,539	41.8%	46.8%
Travel and Corporate Solutions	$62,096	$168,786	22.3%	45.9%
Health and Employee Benefit Solutions	$96,769	$80,283	26.6%	25.3%
Total segment adjusted operating income	$542,367	$734,608	34.8%	42.6%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of GAAP operating income to total segment adjusted operating income.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted operating income	$115,093	$184,927	$479,429	$666,626
Adjusted operating income margin (1)	28.8%	42.0%	30.7%	38.7%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by total revenue. See Exhibit 1 for a reconciliation of GAAP operating income to adjusted operating income.

Contacts

News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com